Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-262943

Dated February 7, 2024

Eli Lilly and Company

$6,500,000,000 aggregate principal amount of Notes offered

Pricing Term Sheet

4.500% Notes due 2027 (the “2027 Notes”)

4.500% Notes due 2029 (the “2029 Notes”)

4.700% Notes due 2034 (the “2034 Notes”)

5.000% Notes due 2054 (the “2054 Notes”)

5.100% Notes due 2064 (the “2064 Notes”)

(collectively, the “Notes”)

Issuer:	Eli Lilly and Company

Trade Date:	February 7, 2024

Settlement Date:	T+2; February 9, 2024

Ratings:*	A1 (Stable outlook) Moody’s A+ (Stable outlook) S&P

Joint Book-Running Managers:	BofA Securities, Inc. Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC

Co-Managers:

Academy Securities, Inc.

CastleOak Securities, L.P.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Cabrera Capital Markets LLC

Independence Point Securities LLC

Loop Capital Markets LLC

Penserra Securities LLC

Roberts & Ryan, Inc.

The 2027 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	February 9, 2027

Coupon:	4.500% per year

Public Offering Price:	99.947% of principal amount, plus accrued interest, if any, from February 9, 2024

Yield to Maturity:	4.519%

Benchmark Treasury:	UST 4.000% due January 15, 2027

Spread to Benchmark Treasury:	T + 30 basis points

Benchmark Treasury Price and Yield:	99-12 3⁄4 / 4.219%

Interest Payment Dates:	February 9 and August 9, commencing August 9, 2024

Redemption Provisions:

Make-whole call:	At any time prior to January 9, 2027 at a discount rate of Treasury plus 5 basis points

Par call:	On or after January 9, 2027 at 100%

CUSIP / ISIN:	532457 CJ5 / US532457CJ56

The 2029 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	February 9, 2029

Coupon:	4.500% per year

Public Offering Price:	99.934% of principal amount, plus accrued interest, if any, from February 9, 2024

Yield to Maturity:	4.515%

Benchmark Treasury:	UST 4.000% due January 31, 2029

Spread to Benchmark Treasury:	T + 45 basis points

Benchmark Treasury Price and Yield:	99-22 3⁄4 / 4.065%

Interest Payment Dates:	February 9 and August 9, commencing August 9, 2024

Redemption Provisions:

Make-whole call:	At any time prior to January 9, 2029 at a discount rate of Treasury plus 10 basis points

Par call:	On or after January 9, 2029 at 100%

CUSIP / ISIN:	532457 CK2 / US532457CK20

The 2034 Notes

Principal Amount Offered:	$1,500,000,000

Maturity Date:	February 9, 2034

Coupon:	4.700% per year

Public Offering Price:	99.968% of principal amount, plus accrued interest, if any, from February 9, 2024

Yield to Maturity:	4.704%

Benchmark Treasury:	UST 4.500% due November 15, 2033

Spread to Benchmark Treasury:	T + 60 basis points

Benchmark Treasury Price and Yield:	103-05 / 4.104%

Interest Payment Dates:	February 9 and August 9, commencing August 9, 2024

Redemption Provisions:

Make-whole call:	At any time prior to November 9, 2033 at a discount rate of Treasury plus 10 basis points

Par call:	On or after November 9, 2033 at 100%

CUSIP / ISIN:	532457 CL0 / US532457CL03

The 2054 Notes

Principal Amount Offered:	$1,500,000,000

Maturity Date:	February 9, 2054

Coupon:	5.000% per year

Public Offering Price:	99.431% of principal amount, plus accrued interest, if any, from February 9, 2024

Yield to Maturity:	5.037%

Benchmark Treasury:	UST 4.125% due August 15, 2053

Spread to Benchmark Treasury:	T + 70 basis points

Benchmark Treasury Price and Yield:	96-15+ / 4.337%

Interest Payment Dates:	February 9 and August 9, commencing August 9, 2024

Redemption Provisions:

Make-whole call:	At any time prior to August 9, 2053 at a discount rate of Treasury plus 15 basis points

Par call:	On or after August 9, 2053 at 100%

CUSIP / ISIN:	532457 CM8 / US532457CM85

The 2064 Notes

Principal Amount Offered:	$1,500,000,000

Maturity Date:	February 9, 2064

Coupon:	5.100% per year

Public Offering Price:	99.881% of principal amount, plus accrued interest, if any, from February 9, 2024

Yield to Maturity:	5.107%

Benchmark Treasury:	UST 4.125% due August 15, 2053

Spread to Benchmark Treasury:	T + 77 basis points

Benchmark Treasury Price and Yield:	96-15+ / 4.337%

Interest Payment Dates:	February 9 and August 9, commencing August 9, 2024

Redemption Provisions:

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Make-whole call:	At any time prior to August 9, 2063 at a discount rate of Treasury plus 15 basis points

Par call:	On or after August 9, 2063 at 100%

CUSIP / ISIN:	532457 CN6 / US532457CN68

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (No. 333-262943) (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus relating to this offering and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling BofA Securities, Inc. at +1-800-294-1322, Barclays Capital Inc. at +1-888-603-5847, Citigroup Global Markets Inc. at +1-800-831-9146, Deutsche Bank Securities Inc. at +1 800-503-4611 or Mizuho Securities USA LLC at +1-866-271-7403.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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